Exhibit 99.1

TABERNA MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with Taberna’s historical consolidated financial statements and related notes included elsewhere in this Current Report on Form 8-K. On December 11, 2006, Taberna became a wholly owned subsidiary of RAIT.

General

Taberna Realty Finance Trust

Taberna is a Maryland real estate investment trust that was formed on March 3, 2005. Accordingly, Taberna has had a limited operating history.

Taberna has elected to be taxed as a REIT for U.S. federal income tax purposes commencing with its taxable year ended December 31, 2005. Taberna generally does not expect to be subject to U.S. federal income tax on its income to the extent it distributes that income to its shareholders and maintains its qualification as a REIT. Taberna makes and holds its investments and conducts its other operations through its subsidiaries, including TRSs, three of which TRSs are subject to U.S. federal, state and local income taxes on their earnings.

Taberna is a self-managed and self-advised real estate investment trust that focuses on three primary activities:

•	originating financing for REITs and other real estate operating companies based in the United States and in other countries, primarily in the form of TruPS and subordinated debt;

•	investing in mortgage loans, CMBS, RMBS and other real estate-related senior and subordinated debt securities; and

•	structuring, managing and investing in CDO transactions and other asset securitizations that enable it to match-fund certain of its assets with liabilities through its established financing strategy. Its investments in the equity securities of CDO entities are junior in right of payment and in liquidation to the collateralized debt securities issued by the CDO entities.

Taberna may also invest opportunistically from time to time in other types of investments such as mezzanine real estate loans, participations in mortgage loans, corporate tenant leases and equity interests in real estate. Taberna’s investment guidelines do not impose any limitations on the types of assets in which it may invest.

Set forth below is a discussion of certain aspects of its financial condition and results of operations that may be important to an investor in RAIT common shares.

Sources of Operating Revenue

The principal sources of Taberna’s operating revenue include:

•	interest and dividend income from its investments, including debt and equity interests that it purchases in CDOs;

•	management fee revenue that Taberna receives through Taberna Capital for structuring and managing CDOs; and

•	origination fee revenue that it receives through Taberna Securities for originating TruPS, and, possibly in the future, other debt and preferred security financing arrangements, for REITs and real estate operating companies.

An important part of Taberna’s operating strategy is to identify, originate and acquire assets, such as TruPS, for possible sale or contribution to CDOs and to acquire other assets, such as mortgage loans and mortgage-backed securities, for investment. These assets may be issued by, or relate to, companies based in the United States or other countries. As of September 30, 2006, it had four warehouse facilities in an aggregate amount of approximately $1.5 billion relating to the acquisition of TruPS. Merrill Lynch International, an affiliate of Bear Stearns, and German American Capital Corporation are the warehouse providers. During a warehouse accumulation period, the warehouse providers under the TruPS warehouse facilities purchase the TruPS and hold them on their balance sheet. Taberna deposits cash and other collateral, generally representing between 5% and 10% of the amount available under the facility, to be held in escrow by the warehouse providers and pledges other collateral to cover its share of losses should any TruPS need to be liquidated before being securitized through a CDO. Taberna has engaged affiliates of the warehouse providers to assist it in structuring the future CDOs that may acquire the collateral held by the warehouse providers. The warehouse providers have the right to dispose of the securities in the event that a CDO is not formed or if an underlying security experiences a default or a decline in credit quality that may lead to a default. Taberna is paid the difference between the interest earned on the securities and the interest charged by the warehouse provider from the respective dates on which the securities are acquired. During the warehouse period, participation in its warehouse agreements is reflected in its financial statements as a non-hedge derivative, which is reflected at fair value, and any unrealized gain or loss is included in its results of operations.

As of September 30, 2006, Taberna had approximately $304.4 million of indebtedness outstanding under various repurchase agreements. Taberna used the proceeds from the repurchase agreements to finance additional investments in its mortgage loan portfolio and to purchase securities issued in its mortgage loan securitizations. Its repurchase agreements generally have terms of 30 days. Taberna typically expects to renew its short-term arrangements or put new arrangements in place upon the expiration of existing agreements; however, there can be no assurance that it will be able to do so.

Taberna’s earnings are affected by a variety of industry and economic factors. These factors include:

•	interest rate trends,

•	rates of prepayment on mortgages underlying its mortgage portfolio,

•	competition, and

•	other market developments.

In addition, a variety of factors relating to Taberna’s business may also impact its financial condition and operating performance. These factors include:

•	its leverage,

•	its access to funding and borrowing capacity,

•	its borrowing costs,

•	its hedging activities,

•	changes in the credit performance of the loans, securities and other assets Taberna owns, and

•	the REIT requirements and its intention to qualify for exemption from registration as an investment company under the Investment Company Act.

Taberna’s investment income is generated primarily from the net spread, or difference, between the interest income Taberna earns on its investment portfolio and the cost of its borrowings and hedging activities. Taberna’s net investment income will vary based upon, among other things, the difference between the interest rates earned on its various assets and the borrowing and hedging costs of the liabilities used to finance those investments. Taberna leverages its investments in an effort to enhance its potential returns. Leverage can enhance returns, but may also magnify losses.

The yield on Taberna’s assets may be affected by actual prepayment rates on the assets, which may differ from its expectations of prepayment rates. Prepayments on loans and securities may be influenced by changes in market interest rates and a variety of economic, geographic and other factors beyond Taberna’s control, and consequently, prepayment rates cannot be predicted with certainty. To the extent Taberna has acquired assets at a premium or discount, a change in prepayment rates may further impact its anticipated yield. Under certain interest rate and prepayment scenarios, Taberna may fail to recoup fully its cost of acquisition of certain assets.

In periods of declining interest rates, prepayments on Taberna’s residential mortgage portfolio will likely increase. If Taberna is unable to reinvest the proceeds of prepayments at comparable yields, its net investment income is likely to decline. In periods of rising interest rates, prepayment rates on Taberna’s residential mortgage portfolio will likely decrease, causing the expected duration of these investments to be extended. If Taberna has appropriately match-funded its assets with liabilities related to its residential mortgage portfolio, an increase in interest rates should not materially impact its net investment income. However, if Taberna has not sufficiently match-funded these assets with liabilities, a rise in interest rates could cause Taberna’s net investment income to decrease as its borrowing and hedging costs increase while its interest income on those assets remains relatively constant during the fixed-rate periods of the hybrid adjustable rate mortgages. Depending on how close Taberna’s adjustable rate mortgages are to their interest rate reset date during their fixed-rate periods, a change in interest rates may not impact prepayment as expected.

While Taberna uses hedging to mitigate some of Taberna’s interest rate risk, it does not hedge all of its exposure to changes in interest rates and prepayment rates, as there are practical limitations on its ability to insulate its portfolio from all of the negative consequences associated with these changes.

Trends That May Affect Taberna’s Business

The following trends may affect Taberna’s business:

Rising interest rate environment. Interest rates have been increasing since Taberna began operations in April 2005 and may continue to increase. With respect to its existing residential mortgage portfolio, which is mostly concentrated in 5/1 and 7/1 hybrid adjustable rate mortgages that bear fixed interest rates for an initial period of five or seven years and thereafter bear floating interest rates, Taberna does not expect interest rate increases to materially impact its net investment income, as Taberna has financed these investments through the issuance of mortgage-backed securities that bear fixed interest rates initially and then floating interest rates during periods corresponding to the fixed and floating interest rate periods of the underlying residential mortgage loan assets. Its investments in securities are comprised of TruPS, subordinated debentures, unsecured debt securities and CMBS held by its consolidated CDO entities. These securities bear fixed and floating interest rates. A large portion of these fixed-rate securities is hybrid instruments, which convert to floating rate securities after a five or ten year fixed-rate period. Taberna has financed these securities through the issuance of floating rate and fixed-rate CDO notes payable. A large portion of the CDO notes payable are floating rate instruments, and Taberna uses interest rate swaps to effectively convert this floating rate debt into fixed-rate debt during the period in which its investments in securities are paid at a fixed rate. By using this hedging strategy, Taberna believes it has effectively match-funded its assets with liabilities during the fixed-rate period of its investments in securities. An increase or decrease in interest rates will generally not impact its net investment income generated by its investments in securities. However, an increase or decrease in interest rates will affect the fair value of its investments in securities, which will generally be reflected in its financial statements as changes in other comprehensive income unless impairment of an investment occurs that is not temporary, in which case the impairment would be reflected as a charge against its earnings.

Prepayment rates. Prepayment rates generally increase when interest rates fall and decrease when interest rates rise, but changes in prepayment rates are difficult to predict. Prepayment rates on Taberna’s assets also may be affected by other factors, including, without limitation, conditions in the housing, real estate and financial markets, general economic conditions and the relative interest rates on adjustable-rate and fixed-rate mortgage loans. Because interest rates may continue to increase, prepayment rates may fall. If interest rates begin to fall, triggering an increase in prepayment rates in Taberna’s current residential mortgage portfolio, which is heavily weighted towards hybrid adjustable rate mortgages, Taberna’s net investment income relating to its residential mortgage portfolio would decrease.

Competition. Taberna expects to face increased competition for its targeted investments, particularly in the origination and acquisition of TruPS. Taberna is aware that third parties have recently raised substantial funds, or are seeking to raise funds, in order to offer TruPS products to its target customers. While Taberna expects that the size and growth of the market for the TruPS product will continue to provide it with a variety of investment opportunities, competition may have adverse effects on its business.

Competition may limit the number of suitable investment opportunities offered to Taberna. Competition may also result in higher prices, lower yields and a narrower spread of yields over Taberna’s borrowing costs, making it more difficult for Taberna to acquire new investments on attractive terms and reducing the fee income Taberna realizes from the origination, structuring and management of CDOs. In addition, competition may lead it to pay a greater portion of the origination fees that Taberna expects to collect in its future origination activities to third-party investment banks and brokers that introduce TruPS issuers to it in order to continue to generate new business from these sources.

REIT Qualification

Taberna’s qualification as a REIT will have a significant impact on its capital allocation between various investment categories. The primary REIT rules that will impact Taberna’s investment activities include the following:

•	at least 75% of the value of Taberna’s total assets must be represented by real estate assets, cash, government securities and, under certain circumstances, shares or debt instruments purchased with new capital;

•	at least 75% of Taberna’s gross income for each taxable year, excluding gross income from “prohibited transactions,” must be derived from investments relating to real property, dividends from REITs, mortgages on real property or, under certain circumstances, income received or accrued with respect to shares or debt instruments purchased with new capital;

•	at least 95% of Taberna’s gross income in each taxable year, excluding gross income from prohibited transactions, must be derived from a combination of income that qualifies under the 75% gross income test described above (other than income received or accrued with respect to a shares or debt instrument purchased with new capital), as well as other dividends, including dividends paid by TRSs, interest and gain from the sale or disposition of shares or securities, which need not have any relation to real property held for investment; and

•	the aggregate value of all securities of TRSs held by Taberna may not exceed 20% of the value of Taberna’s gross assets.

Taberna must invest in a sufficient amount of qualifying real estate assets directly or through disregarded subsidiaries so that the value of those assets and the amount of gross income they generate, when compared to the value of the securities Taberna holds in TRSs and the dividends received and other income includible by it in its gross income as a result of its TRS investments, together with any other non-qualifying REIT income Taberna earns, will enable it to continue to satisfy the REIT requirements. Taberna expects to satisfy the REIT income tests principally through the gross income generated by investments in qualifying real estate assets, such as Taberna’s residential mortgage loan portfolio and other REIT qualifying assets, together with distributions from its TRSs of income generated by their assets and operations.

In addition, the REIT rules provide that the aggregate value of securities Taberna holds in its TRSs cannot exceed 20% of the value of Taberna’s gross assets. As of September 30, 2006, the aggregate estimated fair value of its investments in TRSs was approximately 10.3% of the value of Taberna’s gross assets. This amount was determined by dividing the estimated fair value of the securities Taberna holds in its TRSs, which is net of third party liabilities and other indebtedness of the TRSs, by the fair value of its gross assets (which are primarily comprised of its mortgage loan portfolio and such TRS securities). Taberna’s ability to operate and grow its TRS businesses while continuing to qualify as a REIT will depend on its ability to continue to make sufficient investments in qualifying real estate assets. Qualifying real estate investments typically are lower yielding than its expected yields from its TruPS related activities.

If Taberna is unable to identify and make sufficient investments in qualifying real estate assets, Taberna may be forced to slow the growth of the businesses conducted by its TRSs or, in the case of Taberna Securities, to re-engage CB&C or a third-party broker-dealer to perform broker-dealer related activities, such as originating TruPS, and permit CB&C or a third-party broker-dealer to retain fees for these activities. In addition, Taberna may be forced to dispose of a portion of its investments in TRSs, including investments in CDOs. If Taberna were to dispose of CDO securities, it may be subject to the tax on prohibited transactions. Neither TruPS nor equity in corporate entities, such as CDOs, that hold TruPS currently qualify as real estate assets for purposes of the REIT asset tests and the income generated by such investments generally will not qualify as real estate-related income for the REIT gross income tests. Taberna must invest in qualifying real estate assets, such as mortgage loans and debt securities secured by real estate, to maintain its REIT qualification, and these assets typically generate less attractive returns than TruPS.

Critical Accounting Policies

Taberna considers the accounting policies discussed below to be critical to an understanding of how it reports its financial condition and results of operations because their application places the most significant demands on the judgment of its management. With regard to these accounting policies, Taberna cautions that future events rarely develop exactly as expected and that management’s estimates may routinely require adjustments.

Its financial statements are prepared on the accrual basis of accounting in accordance with GAAP. The preparation of financial statements in conformity with GAAP requires management to make use of estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates.

Revenue Recognition for Investment Income. Taberna recognizes interest income from its investments in debt securities and, to the extent it holds preferred equity securities, dividend income, and recognize revenue on the accrual basis of accounting over the estimated life of the underlying financial instrument investments on a yield to maturity basis.

Taberna recognizes interest income from interests in certain securitized financial assets on an estimated effective yield to maturity basis. Its management team estimates the current yield on the amortized cost of the investment based on estimated cash flows after considering prepayment and credit loss experience.

Revenue Recognition for Loan Origination Fees. Taberna originates investments in TruPS, real estate debt and preferred equity securities through Taberna Securities. Taberna recently completed the licensing process for Taberna Securities to become a broker-dealer. The origination fees are a direct cost of the issuers of the underlying securities. These origination fees, along with direct costs associated with the successful origination of securities, will be deferred and amortized as a component of net investment income using the effective interest method over the life of the related investments in accordance with Statement of Financial Accounting Standards No. 91, “Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans.”

Revenue Recognition for CDO Structuring Fees. Taberna Capital receives structuring fees for services rendered in connection with the formation of CDO securitization entities. The structuring fee is a contractual fee that is paid when the related services are completed. The structuring fee is a fee negotiated with the investment bank acting as placement agent for the CDO securities and is capitalized by the CDO securitization entity as a deferred financing cost. From time to time, Taberna may decide to invest in the debt or equity securities issued by CDO securitization entities. Taberna evaluates its investment in these CDO entities under Financial Accounting Standards Board Interpretation No. 46R, “Consolidation of Variable Investment Entities,” or FIN 46R, to determine whether the entity is a VIE, and whether Taberna should consolidate the CDO entity. Upon consolidation, Taberna would eliminate the structuring fees earned by Taberna Capital as intercompany transactions. For the three months and nine months ended September 30, 2006 and for the period from April 28, 2005 through December 31, 2005, the consolidated CDO entities had paid Taberna Capital $5.4 million, $16.6 million and $13.4 million, respectively, in structuring fees that have been eliminated in consolidation.

Revenue Recognition for Asset Management Fees. Taberna provides ongoing management services to CDO investment portfolios under cancelable management agreements. The management fees are an administrative cost of the CDO entity and are paid by the CDO administrative trustee on behalf of its investors. Taberna recognizes these management fees in income when earned and the fees are paid quarterly. Asset management fees from consolidated CDOs are eliminated in consolidation. For the three months and nine months ended September 30, 2006 and for the period from April 28, 2005 through December 31, 2005, Taberna Capital earned $4.2 million, $10.6 million and $4.2 million, respectively, in asset management fees, of which Taberna eliminated $3.5 million, $8.5 million and $2.4 million, respectively, upon consolidation of CDOs of which it is the primary beneficiary.

Consolidation of Variable Interest Entities. When Taberna obtains an explicit or implicit interest in an entity, it evaluates the entity to determine if the entity is a VIE, and, if so, whether or not Taberna is deemed to be the primary beneficiary of the VIE, in accordance with FIN 46R. Generally, Taberna consolidates VIEs where it is deemed to be the primary beneficiary or non-VIEs which Taberna controls. The primary beneficiary of a VIE is the variable interest holder that absorbs the majority of the variability in the expected losses or receives the majority of the residual returns of the VIE. When determining the primary beneficiary of a VIE, Taberna considers the aggregate of its explicit and implicit variable interests as a single variable interest of the VIE. If its single variable interest absorbs the majority of the variability in the expected losses of the VIE or receives the majority of the VIE’s residual returns, Taberna is considered the primary beneficiary of the VIE. In the case of non-VIEs or VIEs where Taberna is not deemed to be the primary beneficiary and it does not control the entity, but has the ability to exercise significant influence over the entity, Taberna accounts for its investment under the equity method (i.e., at cost), increased or decreased by its share of the earnings or losses, less distributions. Taberna reconsiders its determination of whether an entity is a VIE and whether Taberna is the primary beneficiary of such VIE if certain events occur.

Taberna has determined that certain special purpose trusts formed by issuers of TruPS to issue such securities are VIEs, which Taberna refers to as Trust VIEs, and that the holder of the majority of the TruPS issued by the Trust VIEs would be the primary beneficiary of, and would consolidate, the Trust VIEs. In most instances, Taberna is the primary beneficiary of the Trust VIEs because it holds, either explicitly or implicitly, the majority of the TruPS issued by the Trust VIEs. Certain TruPS issued by Trust VIE entities are initially financed directly by CDOs or through its warehouse facilities. Under the warehouse agreements, Taberna is required to deposit cash collateral with the investment bank providing the warehouse facility and as a result, Taberna bears the first dollar risk of loss up to its collateral amount if an investment held under the warehouse facility is liquidated at a loss. This arrangement causes it to hold an implicit interest in the Trust VIEs that have issued the TruPS held by its warehouse providers. The primary assets of the Trust VIEs are subordinated debentures issued by the sponsors of the Trust VIEs in exchange for the TruPS proceeds. These subordinated debentures have terms that mirror the TruPS issued by the Trust VIEs. Upon consolidation of the Trust VIEs, these subordinated debentures, which are assets of the Trust VIEs, are included in its financial statements and the related TruPS are eliminated. In accordance with Emerging Issues Task Force Issue No. 85-1: “Classifying Notes Received for Capital Stock,” subordinated debentures issued to Trust VIEs as payment for common equity securities issued by Trust VIEs are recorded net of the common equity securities issued.

Transfers of Financial Assets and Extinguishment of Liabilities. Taberna accounts for transfers of financial assets and the extinguishment of related liabilities in accordance with Statement of Financial Accounting Standards No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” as amended and interpreted, or SFAS No. 140, as either sales or financings. To the extent Taberna acquires assets that are treated as financings under SFAS No. 140, it records its investment at amortized cost and categorizes the investment as either a security-related receivable or mortgage-related receivable in its financial statements. One of the criteria that must be met for a transfer of financial assets to be treated as a sale is that the transferor must relinquish effective control over the assets and retain no continuing involvement with the assets. If Taberna is the primary beneficiary of a VIE that issues TruPS, and thereby consolidates the VIE, upon a subsequent transfer of the TruPS to a CDO entity in which Taberna invests or that it manages, Taberna may not qualify for sale accounting. In that event, Taberna would continue to consolidate the VIE assets. Although the warehouse obligations would be extinguished by the CDO’s purchase of the TruPS, the CDO debt obligations would be recorded in consolidation.

Taberna purchases portfolios of mortgage loans and finances the acquisition through short-term repurchase agreements pending the eventual transfer of these assets to wholly-owned, special purpose trust subsidiaries in an asset-backed mortgage securitization transaction that is treated as a financing under SFAS No. 140. If the initial purchase is financed by a repurchase agreement provided by the same financial institution that sold it the portfolio, the assets and repurchase obligations are recorded net of the indebtedness and Taberna reflects a residential mortgage derivative in its financial statements, with changes in the fair value of such derivative included in earnings on a quarterly basis. Upon securitization and sale of the investment grade portions of the securitized bonds, Taberna retains the subordinated and non-rated interests, as well as 100% of the equity ownership, and reflects the gross assets and securitized debt obligations in its consolidated financial statements pursuant to FIN 46R.

Investments. Taberna invests primarily in debt securities, residential mortgage portfolios and mortgage-related receivables and may invest in other types of real estate-related assets. Taberna accounts for its investments in securities under Statement of Financial Accounting Standards No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” as amended and interpreted, or SFAS No. 115, and designates each investment as a trading security, an available-for-sale security, or a held-to-maturity security based on management’s intent at the time of acquisition. Under SFAS No. 115, trading securities are recorded at their fair value each reporting period with fluctuations in fair value reported as a component of earnings. Available-for-sale securities are also recorded at their fair value with changes in their fair value reported as a component of other comprehensive income. Fair value is based primarily on Taberna management’s estimate of fair value, determined based upon quoted market prices from independent pricing sources when available for actively traded securities or discounted cash flow analyses developed by management using current interest rates and other market data for securities without an active market. Taberna management’s estimate of fair value is subject to a high degree of variability based upon market conditions and management assumptions. Upon the sale of an available-for-sale security, the realized gain or loss on the sale will be recorded as a component of earnings in the respective period. Held-to-maturity investments are carried at historical cost at each reporting period.

Taberna accounts for its investments in subordinated debentures owned by Trust VIEs that it consolidates as available-for-sale securities. These VIEs have no ability to sell, pledge, transfer or otherwise encumber the trust or the assets of the trust until such subordinated debenture’s maturity. If Taberna makes an investment in securities and determines that the transfer of the securities to it meets the criteria established by SFAS No. 140, Taberna accounts for the investment as a financing at amortized cost. Taberna’s investments in security-related receivables represent securities that were transferred to CDO securitization entities by transferors that maintain some level of continuing involvement with the securities.

Taberna accounts for its investments in residential mortgages and mortgage-related receivables at amortized cost. The carrying value of these investments are adjusted for origination discounts/premiums, nonrefundable fees and direct costs for originating loans which are amortized into income on a level yield basis over the terms of the loans.

Investments in mortgage-related receivables represent Taberna’s investments in residential mortgages, the legal title to which is held by its trust subsidiaries. Under SFAS No. 140, these residential mortgages are to be treated as a financing by the transferor. Mortgage-related receivables maintain all of the economic attributes of the underlying residential mortgages. All benefits or risks of that ownership inure to the trust subsidiary.

Taberna maintains an allowance for mortgage and mortgage-related loan losses based on Taberna management’s evaluation of known losses and other factors management considers to be relevant, including historical and industry loss experience, economic conditions and trends, estimated fair values and the quality of collateral.

Taberna uses its judgment to determine whether an investment has sustained an other-than-temporary decline in value. If Taberna determines that an investment has sustained an other-than-temporary decline in its value, the investment is written down to its fair value by a charge to earnings, and Taberna establishes a new cost basis for the investment. If a security that is available for sale sustains an other-than-temporary impairment, the identified impairment is reclassified from accumulated other comprehensive income to earnings, thereby establishing a new cost basis. Taberna’s evaluation of an other-than-temporary decline depends on the specific facts and circumstances involved. Factors that Taberna considers in determining whether an other-than-temporary decline in value has occurred include: the estimated fair value of the investment in relation to its cost basis; the financial condition of the related entity; and Taberna’s intent and ability to retain the investment for a sufficient period of time to allow for recovery in the fair value of the investment.

Accounting for Residential Mortgage Derivatives. Taberna invests in residential mortgage loans prior to securitization and uses variable rate repurchase agreements provided by investment banks to finance its investment. These repurchase agreements were provided by the same investment bank that sold the residential mortgage loans. Under Taberna’s repurchase agreements, these residential mortgage loans are transferred to the investment bank in exchange for short-term financing. Under SFAS No. 140, the initial transfer of residential mortgage loans from the investment bank to Taberna and subsequent transfer under the repurchase agreement financing provided by the same investment bank would not result in the mortgage loans being legally isolated from the investment bank. As a result, Taberna has accounted for its investment in residential mortgage loans net of the related repurchase agreement financing during such period. The fair value of this derivative includes all changes in the fair value of the residential mortgage loans and changes in the credit component of the repurchase agreements, net of changes in the fair value of interest rate hedging contracts, and Taberna’s net earnings from the residential mortgage loans prior to securitization are included in the statement of income as a change in the fair value of residential mortgage derivatives.

Accounting for Off-Balance Sheet Arrangements. Taberna maintains warehouse financing arrangements with various investment banks and engages in CDO securitizations. Prior to the completion of a CDO securitization, Taberna’s warehouse providers acquire investments in accordance with the terms of the warehouse facilities. Taberna is paid the difference between the interest earned on the investments and the interest charged by the warehouse providers from the dates on which the respective investments were acquired. Taberna bears the first dollar risk of loss, up to its warehouse deposit amount, if (i) an investment funded through the warehouse facility becomes impaired or (ii) a CDO is not completed by the end of the warehouse period, and in either case, the warehouse provider is required to liquidate the securities at a loss. These off-balance sheet arrangements are not consolidated by Taberna because its risk of loss is generally limited to the cash collateral held by the warehouse providers. However, since Taberna holds an implicit variable interest in many entities funded under its warehouse facilities, Taberna often does consolidate the Trust VIEs while the TruPS they issue are held on the warehouse lines. Taberna accounts for the cash deposit as restricted cash in its financial statements. The economic return earned from these warehouse facilities is considered a non-hedge derivative and is recorded at fair value in its financial statements. Changes in fair value are reflected in earnings in the respective period.

Accounting for Derivative Financial Instruments and Hedging Activities. Taberna may use derivative financial instruments to hedge all or a portion of the interest rate risk associated with its borrowings, consistent with its intention to qualify as a REIT. Certain of the techniques used to hedge exposure to interest rate fluctuations may also be used to protect against declines in the market value of assets that result from general trends in debt markets. The principal objective of such agreements is to minimize the risks and/or costs associated with Taberna’s operating and financial structure as well as to hedge specific anticipated transactions. The counterparties to these contractual arrangements are major financial institutions with which Taberna and its affiliates may also have other financial relationships. In the event of nonperformance by the counterparties, Taberna is potentially exposed to credit loss. However, because of the high credit ratings of its counterparties, Taberna does not anticipate that any of the counterparties will fail to meet their obligations.

In accordance with Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended and interpreted, or SFAS No. 133, Taberna measures each derivative instrument (including certain derivative instruments embedded in other contracts) at fair value and records it in the balance sheet as either an asset or liability. For derivatives designated as fair value hedges and derivatives not designated as hedges, the changes in fair value of both the derivative instrument and the hedged item are recorded in earnings. For a derivative designated as a cash flow hedge, the effective portions of changes in the fair value of the derivative are reported in other comprehensive income. Amounts included in accumulated other comprehensive income will be reclassified to earnings in the period the underlying hedged item affects earnings. Changes in the ineffective portions of hedges are recognized in earnings.

Income Taxes. Taberna has elected to be taxed as a REIT and to comply with the related provisions of the Internal Revenue Code. Accordingly, Taberna generally will not be subject to U.S. federal income tax to the extent of its current distributions to shareholders and as long as certain asset, income and share ownership tests are met. If Taberna were to fail to meet these requirements, it would be subject to U.S. federal income tax which could have a material adverse impact on its results of operations and amounts available for distribution to its shareholders. Management believes that all of the criteria to maintain Taberna’s REIT qualification has been met for the applicable periods in 2005 and will be met for the applicable periods in 2006, but there can be no assurance that these criteria have been met for these periods or will continue to be met in subsequent periods.

Taberna maintains various TRSs which may be subject to U.S. federal, state and local income taxes. From time to time, these TRSs generate taxable income from intercompany transactions. The TRS entities generate taxable revenue from fees for services provided to CDO entities. Some of these fees paid to the TRS entities are capitalized as deferred costs by the CDO entities. In consolidation, these fees are eliminated when the CDO entity is included in the consolidated group. Nonetheless, all income taxes are expenses and are paid by the TRSs in the year in which the taxable revenue is received. These income taxes are not eliminated when the related revenue is eliminated in consolidation.

Prior to April 28, 2005, the predecessor entities were single member limited liability companies wholly owned by Cohen or a subsidiary of Cohen & Company’s parent company. Each of the predecessor entities elected to be treated as a corporation for local, state and U.S. federal income tax purposes. As a result, each predecessor entity was subject to U.S. federal and state income tax during the period from March 3, 2005 through April 27, 2005.

Quantitative and Qualitative Disclosures About Market Risk

Taberna’s exposure to market risk results primarily from changes in interest rates and equity security prices. Taberna is exposed to credit risk and interest rate risk related to its investments in debt instruments, TruPS, subordinated debentures, other debt securities and real estate securities.

Taberna’s primary market risk is that it is exposed to interest rate risk. Interest rates may be affected by economic, geo-political, monetary and fiscal policy, market supply and demand and other factors generally outside its control, and such factors may be highly volatile. Its interest rate risk sensitive assets and liabilities and financial derivatives will be typically held for long-term investment and not held for sale purposes. Taberna’s intent in structuring CDO transactions and other securitizations is to limit interest rate risk through its financing strategy of matching the terms of its investment assets with the terms of its liabilities and, to the extent necessary, through the use of hedging instruments. Taberna intends to reduce interest rate and funding risk, allowing it to focus on managing credit risk through its disciplined underwriting process and recurring credit analysis.

Taberna makes investments that are either floating rate or fixed rate. Its floating rate investments will generally be priced at a fixed spread over an index such as LIBOR that reprices either quarterly or every 30 days. Given the frequency of future price changes in Taberna’s floating rate investments, changes in interest rates are not expected to have a material effect on the value of these investments. Increases or decreases in LIBOR will have a corresponding increase or decrease in its interest income and the match-funded interest expense, thereby mitigating the net earnings impact on its overall portfolio. In the event that long-term interest rates increase, the value of Taberna’s fixed-rate investments would be diminished. Taberna may consider hedging this risk in the future if the benefit outweighs the cost of the hedging strategy. Such changes in interest rates would not have a material effect on the income from these investments. Generally, Taberna’s interest rate risk is minimal during the warehouse accumulation period as the warehouses are off-balance sheet arrangements. Such warehouse facilities utilize floating rate indebtedness to finance the accumulation of collateral securities and Taberna’s earnings are impacted by a fluctuation in interest rates that are not offset by corresponding interest rate swap agreements. Generally, this risk is minimal due to the short-term nature of the warehouse facilities.

Through September 30, 2006, Taberna entered into various interest rate swap agreements to hedge variable cash flows associated with CDO notes payable and repurchase agreements. These cash flow hedges have an aggregate notional value of $2.8 billion and are used to swap the variable cash flows associated with variable rate CDO notes payable and repurchase agreements into fixed-rate payments for five and ten year periods. As of September 30, 2006, the interest rate swaps had an aggregate liability fair value of $5.5 million. Changes in the fair value of the ineffective portions of interest rate swaps and interest rate swaps that were not designated as hedges under SFAS No. 133 are recorded in earnings.

The following table summarizes the change in net investment income for a 12-month period, and the change in the net fair value of Taberna’s investments and indebtedness assuming an instantaneous increase or decrease of 100 basis points in the LIBOR interest rate curve, both adjusted for the effects of its interest rate hedging activities as of September 30, 2006:

	Net Liabilities Subject to Interest Rate Sensitivity	100 Basis Point Increase	100 Basis Point Decrease
	(dollars in thousands)
Net investment income from variable rate investments and indebtedness	$(11,081)	$(111)	$111
Net fair value of fixed rate investments and indebtedness	$(129,953)	$(849)	$(1,626)

Taberna seeks to manage its credit risk through the underwriting processes that it performs in advance of acquiring an investment and its ongoing credit analysis and monitoring procedures. The TruPS and other investments that Taberna considers for future CDO transactions and other securitizations will be subject to a similar credit analysis process and will require the approval of Taberna Capital’s investment committee prior to funding. Taberna Capital’s investment committee consists of Daniel G. Cohen and Scott F. Schaeffer.

Taberna makes investments that are denominated in U.S. dollars, or if made in another currency Taberna will enter into currency swaps to convert the investment into a U.S. dollar equivalent. Taberna may be unable to match the payment characteristics of the investment with the terms of the currency swap to fully eliminate all currency risk and such currency swaps may not be available on acceptable terms and conditions based upon a cost/benefit analysis.

REIT Taxable Income

To qualify as a REIT, Taberna is required to annually make distributions to its shareholders in an amount at least equal to 90% of its REIT taxable income, determined without regard to the deduction for dividends paid and excluding net capital gains. In addition, to avoid certain U.S. federal excise taxes, Taberna is required to annually make distributions to its shareholders in an amount at least equal to certain designated percentages of its net taxable income. Because Taberna expects to make distributions based on the foregoing requirements, and not based on its earnings computed in accordance with GAAP, Taberna expects that its distributions may at times be more or less than its reported earnings as computed in accordance with GAAP.

Total taxable income and REIT taxable income are non-GAAP financial measurements, and do not purport to be an alternative to reported net income determined in accordance with GAAP as a measure of operating performance or to cash flows from operating activities determined in accordance with GAAP as a measure of liquidity. Taberna’s total taxable income represents the aggregate amount of taxable income generated by it and by its domestic and foreign TRSs. REIT taxable income is calculated under U.S. federal tax laws in a manner that, in certain respects, differs from the calculation of net income pursuant to GAAP. REIT taxable income excludes the undistributed taxable income of Taberna’s domestic TRSs, which is not included in REIT taxable income until distributed to Taberna. Subject to certain TRS value limitations, there is no requirement that Taberna’s domestic TRSs distribute their earnings to it. REIT taxable income, however, generally includes the taxable income of its foreign TRSs because Taberna will generally be required to recognize and report their taxable income on a current basis. Since Taberna is structured as a REIT and the Internal Revenue Code requires that Taberna distributes substantially all of its net taxable income in the form of distributions to its shareholders, Taberna believes that presenting investors with the information management uses to calculate Taberna’s net taxable income is useful to investors in understanding the amount of the minimum distributions that Taberna must make to its shareholders so as to comply with the rules set forth in the Internal Revenue Code. Because not all companies use identical calculations, this presentation of total taxable income and REIT taxable income may not be comparable to other similarly titled measures prepared and reported by other companies. The table below reconciles the differences between reported net income and total taxable income and REIT taxable income for the periods presented.

	For the three- month period ended September 30, 2006	For the nine- month period ended September 30, 2006	From April 28, 2005 through December 31, 2005
Reported GAAP net income	$1,612	$34,277	$16,853
Domestic TRS book-to-total taxable income differences:
Add: Provision for income taxes	2,909	9,237	9,803
Add: Domestic TRS fees eliminated in GAAP consolidation, net of amortization	8,787	29,681	14,391
Add: Merger-related costs	1,174	5,685	—
Add (Less): Stock compensation amortization (deductions) and other temporary tax differences	655	1,999	(5,543)
Residential mortgage investments book-to-total taxable income differences:
Add: Provision for loan losses	2,392	4,575	641
Add (Less): Residential mortgage derivative effects and other temporary tax differences(1)	3,973	4,443	(15)
CDO investments aggregate book-to-total taxable income differences:(2)
Less: Reported GAAP net income from CDOs, including $(2,764), $34,566 and $19,608 of unrealized (losses) gains on interest rate hedges	(4,590)	(34,021)	(13,712)
Add: Taberna’s share of taxable income from CDOs for the tax year	6,038	15,441	3,114

Total taxable income	22,950	71,317	25,532
Less: Taxable income attributable to domestic TRS entities	(12,062)	(42,875)	(15,132)
Plus: Dividends paid by domestic TRS entities	8,500	22,000	5,000

Estimated REIT Taxable income (prior to deduction for dividends paid)	$19,388	50,442	$15,400

(1)	Represents the book-to-tax accounting differences associated with Taberna’s investment in unsecuritized residential mortgages during the year that Taberna purchased such mortgages using financing provided by the investment bank that sold Taberna the mortgages. In accordance with SFAS 140, Taberna accounts for such investments as a net residential mortgage derivative in

Taberna’s consolidated financial statements. The amount above is primarily comprised of the change in fair value of Taberna’s investment in its unsecuritized residential mortgages, net of the change in fair value of its repurchase agreements used to finance such investments and related interest rate hedging arrangements.

(2)	Amounts reflect the aggregate book-to-total taxable income differences and are primarily comprised of (a) unrealized gains on interest rate hedges within CDO entities that Taberna consolidated, (b) amortization of original issue discounts and debt issuance costs and (c) differences in tax year-ends between Taberna and its CDO investments.

During the period from April 28, 2005 through December 31, 2005, Taberna distributed a total of $0.54 per common share, or an aggregate of $18.6 million, to its shareholders. During the nine-month period ended September 30, 2006, Taberna declared distributions totaling $1.04 per common share, or an aggregate of $45.7 million, to its shareholders. Taberna’s distributions had the following tax characteristics for the period from April 28, 2005 through December 31, 2005: ordinary income—$0.30, qualified income—$0.15 and return of capital—$0.09.

Results of Operations

Taberna commenced operations on April 28, 2005 upon the completion of Taberna’s formation transactions. For the period from March 3, 2005 through April 27, 2005, Taberna Capital was wholly owned by a subsidiary of Cohen & Company’s parent company, and Taberna Securities was wholly owned by Cohen Bros. Each of Taberna Capital and Taberna Securities initiated its operations on March 3, 2005 and was operated by Cohen Bros. or a wholly-owned subsidiary of Cohen & Company’s parent company until Taberna acquired them on April 28, 2005. Taberna refers to the period of their operations from March 3, 2005 until April 27, 2005 as the predecessor period, and Taberna refers to Taberna Capital and Taberna Securities during this period as the predecessor entities.

Comparison of Three Months Ended September 30, 2006 and 2005

Revenue

Investment interest income increased approximately $116.0 million to approximately $141.0 million for the three month period ended September 30, 2006 from approximately $25.0 million in the three month period ended September 30, 2005. The increase was primarily attributable to revenue received from the purchase of $2.7 billion of investments in residential mortgages and mortgage-related receivables and $2.8 billion of investments in securities subsequent to September 30, 2005.

Investment interest expense increased approximately $99.2 million to approximately $124.1 million for the three month period ended September 30, 2006 from approximately $24.9 million in the three month period ended September 30, 2005. The increase was attributable to interest cost incurred in the financing of Taberna’s investments in residential mortgages and securities that occurred subsequent to September 30, 2005.

Provision for loan loss related to investments in residential mortgages and mortgage-related receivables increased approximately $1.9 million to approximately $2.4 million for the three month period ended September 30, 2006 from approximately $0.5 million in the three month period ended September 30, 2005. The increase was primarily attributable to the purchase of investments in residential mortgages and mortgage-related receivables subsequent to September 30, 2005.

The change in fair value of free-standing derivatives decreased approximately $3.5 million to approximately $2.8 million of income for the three month period ended September 30, 2006 from $6.3 million of income in the three month period ended September 30, 2005. This decrease was primarily attributable to the decrease of Taberna’s average investments financed through warehouse facilities and a reduction of Taberna’s warehouse deposit requirement from 10% to 5% on some of Taberna’s warehouse lines during the three months ended September 30, 2006 over the three month period ended September 30, 2005.

The change in fair value of residential mortgage derivatives decreased approximately $3.7 million to a loss of approximately $3.2 million for the three month period ended September 30, 2006 from approximately $0.5 million of income in the three month period ended September 30, 2005. This decrease relates to a pool of whole-loan residential mortgages that Taberna purchased and financed through a repurchase agreement with the same party. Taberna treats its investment in such an arrangement as a residential mortgage derivative and records the residential mortgage loans, repurchase agreements, and any related interest rate derivatives at fair market value and presents the investment net on its balance sheet. The changes in Taberna’s net investment in such residential mortgage derivatives are recorded in earnings each reporting period. During the three months ended September 30, 2006, the general decrease in interest rates caused an increase in the fair value of Taberna’s residential mortgage portfolio but caused a decrease in the fair value of Taberna’s interest rate derivatives. These two independent changes in fair market value did not fully offset and caused Taberna to record a loss on its net investment in residential mortgage derivatives of approximately $3.2 million.

Asset management fees increased approximately $0.1 million to approximately $0.7 million for the three month period ended September 30, 2006 from approximately $0.6 million in the three month period ended September 30, 2005.

Expenses

Total expenses increased approximately $3.1 million to approximately $7.1 million for the three month period ended September 30, 2006 from approximately $4.0 million in the three month period ended September 30, 2005. This increase is primarily the result of increased compensation expenses associated with the hiring of additional employees and increased general and administrative expenses associated with Taberna’s increased operations since September 30, 2005.

Compensation expense increased approximately $1.8 million to approximately $4.9 million for the three month period ended September 30, 2006 from approximately $3.1 million in the three month period ended September 30, 2005. This increase is attributable to additional compensation associated with new employees hired since September 30, 2005 and increased amortization of restricted shares that were awarded to various employees and trustees during June 2006 that did not exist in the three month period ended September 30, 2005. These increases were offset by the capitalization of $0.7 million of compensation costs associated with the successful origination of securities during the three months ended September 30, 2006.

Shared services expense decreased approximately $0.1 million to approximately $0.1 million for the three month period ended September 30, 2006 from approximately $0.2 million in the three month period ended September 30, 2005.

General and administrative expenses increased approximately $1.4 million to approximately $2.1 million for the three month period ended September 30, 2006 from approximately $0.7 million in the three month period ended September 30, 2005. This increase is primarily due to Taberna’s increased operations since September 2005 and increases in rental and other occupancy costs for Taberna’s office space in New York that was leased in November 2005.

Interest and other income. Interest and other income decreased approximately $0.4 million to approximately $2.4 million for the three month period ended September 30, 2006 from approximately $2.8 million in the three month period ended September 30, 2005. This decrease is due to higher average cash balances invested with financial institutions with higher yielding interest bearing accounts during the three months ended September 30, 2005 as compared to three months ended September 30, 2006.

Gain on sale of assets. Gain on sale of assets was approximately $1.1 million for the three month period ended September 30, 2006 and related to the sale of other securities during September 2006.

Unrealized gain (loss) on interest rate hedges. Taberna’s unrealized losses on interest rate hedges were approximately $2.8 million for the three month period ended September 30, 2006. On April 1, 2006, Taberna designated its interest rate swaps associated with CDO notes payable as hedges pursuant to SFAS No. 133. At designation, these interest rate swaps had a fair value not equal to zero. However, Taberna concluded, at designation, that these hedging arrangements were highly effective during their term using regression analysis and determined that the hypothetical derivative method would be used in measuring any ineffectiveness. At September 30, 2006, Taberna updated its regression analysis and concluded that these hedging arrangements were still highly effective during their remaining term and used the hypothetical derivative method in measuring the ineffective portions of these hedging arrangements. As a result, Taberna recorded a loss of approximately $2.8 million associated with the ineffective portions of these hedging arrangements. In the three month period ended September 30, 2005, Taberna’s hedges were not designated as hedges pursuant to SFAS No. 133 and as a result, all changes in the fair market values of its interest rate derivatives were recorded in earnings.

Merger-related costs. Merger-related costs were approximately $1.2 million for the three month period ended September 30, 2006. In June 2006, Taberna announced that it reached a definitive agreement to merge with and into RAIT. Under the merger transaction, RAIT is deemed to be the acquiror under purchase accounting pursuant to SFAS No. 141. As a result, Taberna’s costs associated with the proposed merger have been expensed as incurred.

Minority interest. Minority interest increased approximately $2.1 million to approximately $2.8 million for the three month period ended September 30, 2006 from approximately $0.7 million in the three month period ended September 30, 2005 and represents the portion of net income generated by consolidated entities that is not attributable to Taberna’s shareholders. This increase is the result of additional investments in securities since September 30, 2005 held by additional consolidated CDOs and the related investments made by third parties in the preference shares issued by such CDOs since September 30, 2005.

Provision for income taxes. Taberna’s domestic TRS entities are subject to U.S. federal and state income taxes. Provision for income taxes remained consistent at approximately $2.9 million for the three month periods ended September 30, 2006 and 2005.

Comparison of Nine Months Ended September 30, 2006 and 2005

In order to present useful information comparing Taberna’s 2006 results for the nine months ended September 30, 2006 with prior period results, Taberna has prepared the table below which shows the 2005 results by combining the results of the predecessor entities through April 27, 2005 with Taberna’s results beginning on April 28, 2005, when it commenced operations, through September 30, 2005. The combined results are shown in the left column (beginning on March 3, 2005) for the period ended September 30, 2005 and the components of the combined results are shown in the adjacent columns. The combined 2005 results are discussed in comparison to the results for the nine-month period ended September 30, 2006 in the sections following the chart (the “Combined 2005 Period”):

			Predecessor
	Combined Nine Months Ended September 30, 2005	Period from April 28, 2005 to September 30, 2005	Period from March 3, 2005 to April 27, 2005
Revenue:
Investment interest income	$31,207	$30,779	$428
Investment interest expense	(27,342)	(26,914)	(428)
Provision for loan loss	(500)	(500)	—
Change in fair value of free-standing derivatives	4,231	6,333	(2,102)
Change in fair value of residential mortgage derivatives	510	510	—

Net investment income (loss)	8,106	10,208	(2,102)
Asset management fees	1,459	1,092	367
Structuring fees	4,263	—	4,263

Total revenue	13,828	11,300	2,528

Expenses:
Compensation expense	4,996	4,686	310
Shared services expense	355	355	—
General and administrative	1,324	1,083	241

Total expenses	6,675	6,124	551

Income (loss) before interest and other income, minority interest and taxes	7,153	5,176	1,977
Interest and other income	3,008	3,001	7
Unrealized gain on interest rate hedges	11,581	11,581	—

Income (loss) before minority interest and taxes	21,742	19,758	1,984
Minority interest	(741)	(741)	—

Income (loss) before taxes	21,001	19,017	1,984
Provision for income taxes	(7,017)	(6,031)	(986)

Net income (loss)	$13,984	$12,986	$998

Revenue

Investment interest income increased approximately $354.4 million to approximately $385.6 million for the nine month period ended September 30, 2006 from approximately $31.2 million in the Combined 2005 Period. The increase was primarily attributable to revenue received from the purchase of $2.7 billion of investments in residential mortgages and mortgage-related receivables and $2.8 billion of investments in securities subsequent to September 30, 2005.

Investment interest expense increased approximately $313.8 million to approximately $341.2 million for the nine month period ended September 30, 2006 from approximately $27.4 million in the Combined 2005 Period. The increase was attributable to interest cost incurred in the financing of Taberna’s investments in residential mortgages and securities that occurred subsequent to September 30, 2005.

Provision for loan loss related to investments in residential mortgages and mortgage-related receivables increased approximately $4.1 million to approximately $4.6 million for the nine month period ended September 30, 2006 from approximately $0.5 million in the Combined 2005 Period. The increase was primarily attributable to the purchase of investments in residential mortgages and mortgage-related receivables subsequent to September 30, 2005.

The change in fair value of free-standing derivatives increased approximately $7.6 million to approximately $11.8 million of income for the nine month period ended September 30, 2006 from $4.2 million in the Combined 2005 period. This increase was primarily attributable to the increase of Taberna’s average investments financed through warehouse facilities during the nine months ended September 30, 2006 over the amount financed during Combined 2005 Period.

The change in fair value of residential mortgage derivatives decreased approximately $4.2 million to a loss of approximately $3.7 million for the nine month period ended September 30, 2006 from approximately $0.5 million of income in the Combined 2005 period. The majority of this decrease relates to a pool of whole-loan residential mortgages that Taberna purchased and financed through a repurchase agreement with the same party in August 2006. Taberna treats its investment in such an arrangement as a residential mortgage derivative and records the residential mortgage loans, repurchase agreements, and any related interest rate derivatives at fair market value and presents the investment net on its balance sheet. The changes in Taberna’s net investment in residential mortgage derivatives are recorded in earnings each reporting period. During the three months ended September 30, 2006, the general decrease in the interest rate environment caused an increase in the fair value of Taberna’s residential mortgage portfolio but caused a decrease in the fair value of Taberna’s interest rate derivatives. These two independent changes in fair market value did not offset and caused Taberna to record a loss on its net investment in residential mortgage derivatives of approximately $3.2 million on this pool of residential mortgages purchased in August 2006.

Asset management fees increased approximately $0.6 million to approximately $2.1 million for the nine month period ended September 30, 2006 from approximately $1.5 million in the Combined 2005 Period. This increase is due to a full nine months of asset management fees included for the nine months ended September 30, 2006 as compared to a shorter period in the Combined 2005 Period.

Expenses

Total expenses increased approximately $10.6 million to approximately $17.2 million for the nine month period ended September 30, 2006 from approximately $6.6 million in the Combined 2005 Period. This increase is primarily the result of increased compensation expenses associated with the hiring of additional employees since September 30, 2005 and increased general and administrative costs during a full period of Taberna’s operations in 2006.

Compensation expense increased approximately $6.1 million to approximately $11.1 million for the nine month period ended September 30, 2006 from approximately $5.0 million in the Combined 2005 Period. This increase is attributable to additional compensation associated with new employees hired since September 30, 2005 and increased amortization of restricted shares that were awarded to various employees and trustees during June 2006 that were not outstanding in the Combined 2005 Period. These increases were offset by the capitalization of $1.4 million of compensation costs associated with the successful origination of securities during the nine months ended September 30, 2006.

Shared services expense remained consistent at approximately $0.4 million for the nine month period ended September 30, 2006 and the Combined 2005 Period.

General and administrative expenses increased approximately $4.4 million to approximately $5.7 million for the nine month period ended September 30, 2006 from approximately $1.3 million in the Combined 2005 Period. This increase is primarily due to an entire nine months of general and administrative costs during the nine month period ended September 30, 2006 as compared to a shorter period in the Combined 2005 Period and increases in rental and other occupancy costs for Taberna’s office space in New York that was leased in November 2005.

Interest and other income. Interest and other income increased approximately $4.0 million to approximately $7.0 million for the nine month period ended September 30, 2006 from approximately $3.0 million in the Combined 2005 Period. This increase is due to an entire nine months of interest income and higher average cash balances invested with financial institutions in higher yielding interest bearing accounts during the nine months ended September 30, 2006 as compared to the Combined 2005 Period.

Gain on sale of assets. Gain on sale of assets was approximately $1.0 million for the nine month period ended September 30, 2006 related to the sale of other securities during September 2006.

Unrealized gain on interest rate hedges. Taberna’s unrealized gains on interest rate hedges were approximately $34.6 million for the nine month period ended September 30, 2006. Through March 31, 2006, Taberna did not designate its hedges as interest rate swaps associated with CDO notes payable. The change in fair value associated with these interest rate swaps that were not designated totaled $36.1 million during the three months March 31, 2006. As a result, the change in fair value of these interest rate swaps were recorded in income pursuant to SFAS No. 133. On April 1, 2006, Taberna designated its interest rate swaps associated with CDO notes payable as hedges pursuant to SFAS No. 133. At designation, these interest rate swaps had a fair value not equal to zero. However, Taberna concluded, at designation, that these hedging arrangements were highly effective during their term using regression analysis and that the hypothetical derivative method would be used in measuring any ineffectiveness. At September 30, 2006, Taberna updated its regression analysis and concluded that these hedging arrangements were still highly effective during their remaining term and recorded losses of approximately $1.6 million associated with the ineffective portions of these hedging arrangements under the hypothetical derivative method during the from April 1, 2006 through September 30, 2006.

Merger-related costs. Merger-related costs were approximately $5.7 million for the nine month period ended September 30, 2006. In June 2006, Taberna announced that it reached a definitive agreement to merge with and into RAIT. Under the proposed merger transaction, RAIT is deemed to be the acquiror under purchase accounting pursuant to SFAS No. 141. As a result, Taberna’s costs associated with the proposed merger have been expensed as incurred.

Minority interest. Minority interest increased approximately $25.5 million to approximately $26.3 million for the nine month period ended September 30, 2006 from approximately $0.8 million in the Combined 2005 Period and represents the portion of net income generated by consolidated entities that is not attributable to Taberna’s shareholders. This increase is the result of additional investments in securities since September 30, 2005 held by consolidated CDOs and the related investments made by third parties in the preference shares issued by such CDOs since September 30, 2005.

Provision for income taxes. Taberna’s domestic TRS entities are subject to U.S. federal and state income taxes. Provision for income taxes increased approximately $2.2 million to approximately $9.2 million for the nine month period ended September 30, 2006 from approximately $7.0 million in the Combined 2005 Period. This increase was primarily attributable to a increased taxable income generated by the domestic TRS entities during the nine months ended September 30, 2006 as compared to the Combined 2005 Period and was offset by a decrease in the overall effective tax rates of Taberna’s TRS entities. Certain Taberna management services and activities are being provided by foreign TRS entities in a foreign jurisdiction that does not incur income taxes on these activities.

Discussion of the Period from April 28, 2005 through December 31, 2005

Net income. Taberna’s net income for the period totaled $16.9 million, or $0.50 per diluted common share. Taberna’s net income was generated through an unrealized gain on its interest rate hedge contracts totaling $19.6 million, Taberna’s investments in the Taberna II, Taberna III and Taberna IV CDOs and through net interest income from its residential mortgage portfolio.

Net investment income. Taberna’s net investment income was $22.2 million during the period and was primarily derived from investments in the Taberna II, Taberna III and Taberna IV CDOs and residential mortgages. Net investment income included $10.2 million that represents the change in the fair value of a non-hedge derivative relating to Taberna’s interests in its warehouse facilities. This non-hedge derivative is generated by the difference between the interest earned on the investments and the interest charged by the warehouse providers from the dates on which the respective investments were acquired. Net investment income earned by investment type is as follows for the period from April 28, 2005 through December 31, 2005:

Investment Type	Investment Interest Income	Investment Interest Expense	Net Investment income
	(dollars in thousands)
Investments held by CDO entities and Trust VIEs	$64,738	$(54,413)	$10,325
Investments in residential mortgages and other securities	36,982	(36,434)	548
Change in fair value of non-hedge derivatives	10,206	—	10,206
Change in fair value of residential mortgage derivatives	1,769	—	1,769
Provision for loan losses	(641)	—	(641)

Total	$113,054	$(90,847)	$22,207

Asset management fees. During the period, Taberna generated $1.8 million of asset management fees for managing the collateral of the Taberna I CDO.

Expenses. During the period, Taberna’s non-investment expenses totaled $10.9 million and were comprised of employee compensation expenses of $7.5 million, expenses under Taberna’s shared facilities and services agreement with CB&C of $0.9 million and general and administrative expenses of $2.5 million. Taberna’s employee compensation expenses included approximately $2.4 million of restricted share amortization expenses related to restricted shares that were awarded during the period. Taberna expects that its non-investment expenses will increase as Taberna continues to increase its operations and add personnel.

Interest and other income. During the period, Taberna generated $5.3 million of interest earned from cash held on deposit with financial institutions.

Unrealized gain on interest rate hedges. Taberna’s unrealized gain on interest rate hedges totaling $19.6 million includes the change in fair value, from inception through December 31, 2005, on its interest rate hedge contracts. The interest rate hedge agreements that Taberna used to hedge fluctuations in interest rates associated with CDO notes payable did not qualify for hedge accounting under SFAS No. 133 during the period from April 28, 2005 through December 31, 2005. Taberna expects to re-designate the interest rate hedges during 2006 in order to qualify them as effective hedges pursuant to SFAS No. 133.

Minority interest. Minority interest represents the portion of net income generated by consolidated entities that is not attributable to Taberna’s shareholders. Minority interest during the period was $11.4 million.

Provision for income taxes. Taberna’s domestic TRSs are subject to U.S. federal and state income and franchise taxes. For the period, Taberna’s consolidated financial statements reflect a provision for income taxes of $9.8 million, based on our TRSs’ effective income tax rate. Taberna’s TRSs’ estimated annual effective tax rate was based on management’s estimate of taxable income, deductions and the projected effective annual tax rates for the period to date and for the tax period ended December 31, 2005. Such estimates are subject to change as these components become probable in magnitude and timing. Taberna’s effective tax rate is primarily based on a federal statutory income tax rate of 35.0% and a state and local effective income tax rate, net of federal benefit, of 11.2%.

Discussion of period from March 3, 2005 through April 27, 2005 (Predecessor Period)

Net income. Taberna’s predecessor entities’ net income for the period totaled $1.0 million. The majority of this net income was generated through structuring fees generated by the Taberna I CDO that was completed on March 15, 2005, offset by a loss of the change in fair value of Taberna’s free-standing derivatives of $2.1 million and a provision for income taxes of $0.9 million.

Net investment income. Taberna’s predecessor entities’ net investment loss was $2.1 million during the period and was primarily derived from the change in the fair value of a non-hedge derivative relating to the predecessor entities’ participation in warehouse facilities from March 15, 2005 through April 27, 2005, the day Taberna acquired the predecessor entities.

Asset management and structuring fees. During the period, the predecessor entities generated $0.4 million of asset management fees for managing the collateral of the Taberna I CDO and $4.3 million in structuring fees from structuring the Taberna I CDO.

Expenses. During the period, the predecessor entities’ expenses totaled $0.6 million and were comprised of employee compensation and general and administrative expenses.

Provision for income taxes. Each of the predecessor entities elected to be taxed as a corporation for local, state and U.S. federal income tax purposes. During the predecessor period, the provision for income taxes was $1.0 million based on each predecessor entity’s effective rate, which is primarily based on a federal statutory income tax rate of 35.0% and a state and local effective income tax rate, net of federal benefit, of 12.1%.

Liquidity and Capital Resources

Liquidity is a measure of Taberna’s ability to meet potential cash requirements, including ongoing commitments to repay borrowings, fund and maintain investments, pay distributions and other general business needs. Taberna believes its available cash balances, funds available under its warehouse facilities and other financing arrangements, and cash flows from operations will be sufficient to fund its liquidity requirements for the next 12 months. Taberna may use short-term repurchase agreements, corporate lines of credit, term debt and other forms of generic financing to finance its operations. As of September 30, 2006, Taberna had an aggregate of $1.5 billion of financing available under four warehouse facilities to finance the acquisition of TruPS. Should its liquidity needs exceed Taberna’s available sources of liquidity, Taberna believes that its CDO and investment securities, in which it has invested, could be sold as part of CDO transactions, other securitizations or directly to raise additional cash. Taberna expects to continue to expand its business and may have to arrange for additional sources of capital through the issuance of debt or equity or additional bank borrowings to fund that growth. Taberna may not be able to obtain any additional financing at the times required and on terms and conditions acceptable to it. If Taberna fails to obtain additional financing, the pace of its growth could be adversely affected although it believes that it will be able to meet its cash requirements for the next 12 months from available funds and cash flow from operations.

Taberna’s primary cash requirements are as follows:

•	to distribute a minimum of 90% of its net taxable income and to make investments in a manner that enables it to maintain its qualification as a REIT;

•	to provide cash collateral for its warehouse agreements;

•	to make investments in CDOs or other securities;

•	to repay its indebtedness under its repurchase agreements;

•	to pay costs associated with future borrowings, including interest, incurred to finance its investment strategies;

•	to pay employee salaries and incentive compensation; and

•	to pay U.S. federal, state, and local taxes of its TRSs.

Taberna intends to meet these short-term liquidity requirements through the following:

•	the use of its cash and cash equivalent balances of $46.7 million as of September 30, 2006;

•	cash generated from operating activities, including net investment income from its investment portfolio, fee income received by Taberna Capital through its collateral management agreements and CDO structuring fees, and origination fees received by Taberna Securities. Taberna Capital earned $4.2 million, $10.6 million and $4.6 million in collateral management fees for the three months and nine months ended September 30, 2006 and for the year ended December 31, 2005, respectively, for acting as the collateral manager of Taberna’s CDOs, of which approximately $0.4 million was paid to Cohen Bros. for the predecessor period. The collateral management fees as well as the structuring fees paid by Taberna’s CDO entities, although eliminated for financial reporting purposes with respect to the consolidated CDOs, represent cash inflows to Taberna Capital, and, after the payment of income taxes, the remaining cash may be used for Taberna Capital’s operating expenses or distributions to it; and

•	proceeds from future borrowings.

Cash Flows

As of September 30, 2006, Taberna maintained cash and cash equivalents of approximately $46.7 million. Taberna’s cash and cash equivalents were generated from the following activities:

			Predecessor
Activity	For the nine- month period ended September 30, 2006	For the period from April 28, 2005 through December 31, 2005	For the period from March 3, 2005 through April 27, 2005
		(dollars in thousands)
Net cash flows from operating activities	$52,531	$53,761	$4,653
Net cash flows from investing activities	(1,807,761)	(7,482,372)	(5,000)
Net cash flows from financing activities	1,706,100	7,524,489	347

Net cash flows	(49,130)	95,878	—
Cash and cash equivalents at beginning of period	95,878	—	—

Cash and cash equivalents at end of period	$46,748	$95,878	$—

Taberna’s principal source of cash flows since its inception on April 28, 2005 has been through financing activities.

Capitalization

Indebtedness. The following table summarizes Taberna’s indebtedness as of September 30, 2006.

Description	Principal	Unamortized (Discount)	Carrying Amount	Interest Rate Terms	Current Weighted- Average Interest Rate	Contractual Maturity
	(dollars in thousands)
Repurchase agreements (1)(2)	$304,432	$—	$304,432	5.4% to 6.4%	5.6%	Oct. 2006
Mortgage-backed securities issued (1)	3,867,213	(24,285)	3,842,928	4.6% to 5.5%(3)	5.0%	2035
Trust preferred obligations	518,968	—	518,968	7.0% to 9.5%	7.7%	2036
CDO notes payable (1)	4,174,218	—	4,174,218	4.7% to 10.5%	6.3%	2035

Total borrowings	$8,864,831	$(24,285)	$8,840,546

(1)	Excludes mortgage-backed securities and CDO notes payable purchased by Taberna which are eliminated in consolidation.
(2)	Taberna intends to re-negotiate and extend its repurchase agreements as they mature.
(3)	Rates generally follow the terms of the underlying mortgages, which are fixed for a period of time and variable thereafter.

Repurchase agreements. Taberna uses repurchase agreements to finance investments in mortgaged-backed securities. As these investments incur prepayments or change in fair value, Taberna is required to ratably reduce its borrowings outstanding under repurchase agreements. If the initial purchase is financed by a repurchase agreement provided by the same financial institution that sold Taberna the portfolio of assets, the assets and repurchase obligations are recorded net of the indebtedness, and Taberna reflects a residential mortgage derivative in its financial statements, with changes in the fair value of such derivative included in earnings on a quarterly basis. Taberna expects to re-negotiate and extend its repurchase agreements as they come due.

Mortgage loan securitizations. Taberna finances its investments in residential mortgages through securitizations of the mortgages. Through September 30, 2006, Taberna completed five securitizations of residential mortgage loans, which had aggregate unpaid principal balances of approximately $595.0 million, $1.1 billion, $1.1 billion, $927.4 million and $760.1 million, respectively, at the date of each securitization. Taberna contributes the mortgage loans to trusts that are wholly-owned by Taberna Loan Holdings I, LLC, one of its wholly-owned subsidiaries. Each trust issued debt securities rated “AAA” by Standard & Poor’s in the public capital markets. Each trust also issued classes of debt securities rated below “AAA,” all of which Taberna acquired and continues to hold. The securities that Taberna holds include all of the ownership certificates in the trusts and all of the securities rated from “AA” through “B,” together with non-rated and interest-only securities issued by the securitization vehicles. Taberna’s securities represent the first-dollar loss position in these securitizations, meaning that Taberna would suffer losses on its investment before the holders of the “AAA”-rated securities. Taberna accounts for these securitizations and similar securitizations that it expects to complete in the future as consolidated, secured borrowings for financial reporting and U.S. federal income tax purposes. Taberna records no gain on its transfer of the loans to the wholly-owned trusts.

Trust preferred obligations. Trust preferred obligations finance subordinated debentures acquired by Trust VIEs that are consolidated by Taberna for the portion of the total TruPS that are owned by entities outside the consolidated group. These trust preferred obligations bear interest at either variable or fixed rates until maturity, generally 30 years from the date of issuance. The Trust VIE entity has the ability to prepay the trust preferred obligation at any time, without prepayment penalty, after five years. Taberna does not control the timing or ultimate payment of the trust preferred obligations.

CDO notes payable. CDO notes payable represent notes payable issued by consolidated CDO entities that are used to finance the acquisition of TruPS, unsecured REIT notes and CMBS securities. Generally, CDO notes payable are comprised of various classes of notes payables, with each class bearing interest at variable or fixed rates.

On June 28, 2005, Taberna closed the Taberna II CDO, which provided up to 30-year financing for REITs and real estate operating companies. Taberna II received commitments for $953.8 million of CDO notes payable, all of which were issued to investors as of December 31, 2005. Taberna II also issued $89.0 million of preference shares upon closing. Taberna retained $15.5 million of subordinated notes and $47.0 million of common and preference shares of Taberna II, the issuer of the Taberna II CDO securities, excluding discounts.

The notes payable issued by Taberna II consist of 12 classes of notes bearing interest at spreads over the 90-day LIBOR ranging from 43 to 500 basis points or at fixed rates ranging from 4.7% to 7.2%. Some of the fixed-rate notes bear interest at a fixed rate for an initial period (ranging from five to ten years) and a floating rate for the remaining period based on 90-day LIBOR plus a spread over LIBOR ranging from 43 to 290 basis points.

On September 29, 2005, Taberna closed the Taberna III CDO, which provided up to 30-year financing for REITs and real estate operating companies. Taberna III received commitments for $724.5 million of CDO notes payable, all of which were issued to investors as of December 31, 2005. Taberna III also issued $55.1 million of preference shares upon closing. Taberna retained $40.0 million of subordinated notes and $30.3 million of common and preference shares of Taberna III, the issuer of the Taberna III CDO securities, excluding discounts.

The notes payable issued by Taberna III consist of 11 classes of notes bearing interest at spreads over the 90-day LIBOR ranging from 40 to 450 basis points or at fixed rates ranging from 4.8% to 5.9%. Some of the fixed-rate notes bear interest at a fixed rate for an initial period (ranging from five to ten years) and a floating rate for the remaining period based on 90-day LIBOR plus a spread over LIBOR ranging from 40 to 160 basis points.

On December 23, 2005, Taberna closed the Taberna IV CDO, which provided up to 30-year financing for REITs and real estate operating companies. Taberna IV received commitments for $630.2 million of CDO notes payable, all of which were issued to investors as of March 31, 2006. Taberna IV also issued $43.0 million of preference shares upon closing. Taberna retained $26.4 million of the subordinated CDO notes payable and $23.0 million of common and preference shares of Taberna IV, the issuer of the Taberna IV CDO securities, excluding discounts.

The notes payable issued by Taberna IV consist of 10 classes of notes bearing interest at spreads over the 90-day LIBOR ranging from 37 to 425 basis points or at fixed rates ranging from 5.9% to 7.7%. Some of the fixed-rate notes bear interest at a fixed rate for an initial period (ranging from five to ten years) and a floating rate for the remaining period based on 90-day LIBOR plus a spread over 90-day LIBOR of 145 basis points.

On March 29, 2006, Taberna closed the Taberna V CDO, which provided up to 30-year financing for REITs and real estate operating companies. Taberna V received commitments for $678.5 million of CDO notes payable, all of which were issued to investors as of September 30, 2006. Taberna V also issued $40.2 million of preference shares upon closing. Taberna retained $22.0 million of the common and preference shares of Taberna V, the issuer of the Taberna V CDO securities, excluding discounts. In May 2006, Taberna purchased $14.0 million of subordinated notes issued by Taberna V.

The notes payable issued by Taberna V consist of 10 classes of notes bearing interest at spreads over 90-day LIBOR ranging from 38 to 475 basis points or at fixed rates ranging from 6.6% to 9.8%. Some of the fixed-rate notes bear interest at a fixed rate for an initial period (ranging from five to 10 years) and a floating rate for the remaining period based on 90-day LIBOR plus spreads over 90-day LIBOR ranging from 145 to 475 basis points.

On June 27, 2006, Taberna closed the Taberna VI CDO, which provided up to 30-year financing for REITs and real estate operating companies. Taberna VI received commitments for $672.0 million of CDO notes payable, of which $612.0 million were issued to investors as of September 30, 2006. Taberna VI also issued $47.0 million of preference shares upon closing. Taberna retained $26.0 million of the common and preference shares of Taberna VI, the issuer of the Taberna VI CDO securities, excluding discounts.

The notes payable issued by Taberna VI consist of 11 classes of notes bearing interest at spreads over 90-day LIBOR ranging from 36 to 450 basis points or at fixed rates ranging from 6.8% to 10.0%. One class of the fixed-rate notes bears interest at a fixed rate for an initial five year period and a floating rate for the remaining period based on 90-day LIBOR plus a spread over 90-day LIBOR of 140 basis points.

On September 28, 2006, Taberna closed “Taberna Preferred Funding VII, Ltd.,” a CDO securitization that provides up to 30-year financing for REITs and real estate operating companies. Taberna Preferred Funding VII, Ltd. received commitments for $672,000 of CDO notes payable, of which $671,783 were issued to investors as of September 30, 2006. Taberna Preferred Funding VII, Ltd. also issued $48,800 of preference shares upon closing. The Company retained $26,840 of common and preference shares.

The notes payable issued by Taberna Preferred Funding VII, Ltd. consist of 7 classes of notes bearing interest at spreads over 90-day LIBOR ranging from 35 to 475 basis points.

As of September 30, 2006, the CDO notes payable are collateralized by $3.6 billion aggregate principal amount of TruPS and $547.7 million of principal amount of unsecured REIT notes and CMBS. A portion of the TruPS that collateralize CDO notes payable eliminate upon the consolidation of various Trust VIE entities that Taberna consolidates. The corresponding subordinated debentures of the Trust VIE entities are included as investments in securities in Taberna’s consolidated balance sheets.

Equity Financing. On April 28, 2005 and May 25, 2005, Taberna completed the sale of 19,861,940 common shares at an offering price of $10.00 per share in a private placement. Additionally, Taberna issued 2,000,000 common shares to Cohen Bros. as consideration for Taberna Capital. Taberna received proceeds from this private placement of $183.2 million, net of placement fees and offering costs, including approximately $5.0 million in cash acquired from Taberna Capital.

On August 11, 2005 and August 12, 2005, Taberna completed the sale of 20,700,000 common shares at an offering price of $12.00 per share in a private placement. Taberna received proceeds from this private placement of $230.1 million, net of placement fees and offering costs.

On July 11, 2005, Taberna’s board of trustees declared an initial distribution of $0.24 per common share totaling $5.5 million that was paid on July 29, 2005 to shareholders of record as of July 21, 2005.

On October 21, 2005, Taberna’s board of trustees declared a quarterly distribution of $0.30 per common share totaling $13.1 million that was paid on November 8, 2005 to shareholders of record as of October 31, 2005.

On January 20, 2006, Taberna’s board of trustees declared a quarterly distribution of $0.30 per common share totaling $13.1 million that was paid on February 9, 2006 to shareholders of record as of January 30, 2006.

On April 20, 2006, Taberna’s board of trustees declared a quarterly distribution of $0.35 per common share totaling $15.3 million that was paid on May 11, 2006 to shareholders of record as of May 1, 2006.

On September 18, 2006, Taberna’s board of trustees declared a quarterly distribution of $0.39 per common share totaling $17.3 million that was paid on October 6, 2006 to shareholders of record as of September 27, 2006.

Off-Balance Sheet Arrangements and Commitments

Taberna maintains arrangements with various investment banks regarding CDO securitizations and warehouse facilities. Prior to the completion of a CDO securitization, Taberna’s warehouse providers acquire investments in accordance with the warehouse facilities. Pursuant to the terms of the warehouse agreements, Taberna receives the difference between the interest earned on the investments acquired under the warehouse facilities and the interest accrued on the warehouse facilities from the date of the respective acquisitions. Under the warehouse agreements, Taberna is required to deposit cash collateral with the warehouse providers, and as a result, it bears the first dollar risk of loss up to its warehouse deposit if an investment held under the warehouse facility is liquidated at a loss. Upon the completion of a CDO securitization, the cash collateral held by the warehouse provider is returned to Taberna. The duration of a warehouse facility is generally nine months. These arrangements are deemed to be derivative financial instruments and are recorded by Taberna at fair value in each accounting period with the change in fair value recorded in earnings.

The $1.5 billion of TruPS warehouse facilities Taberna had in place as of September 30, 2006 constituted Taberna’s material off-balance sheet arrangements as of that date. As of September 30, 2006, affiliates of Merrill Lynch International, German American Capital Corporation and Bear Stearns had acquired, and were holding, $413.9 million, $65.0 million and $125.0 million, respectively, of TruPS pursuant to warehouse facilities.

A summary of Taberna’s warehouse facilities as of September 30, 2006 is as follows:

Warehouse Facility	Warehouse Availability	Funding as of September 30, 2006	Remaining Availability	Maturity
Merrill Lynch International	$726,750	$413,868	$312,882	January 2007 to June 2007
German American Capital Corporation (1)	250,000	65,000	185,000	February 2007
Bear, Stearns & Co. Inc.	500,000	125,000	375,000	April 2007

Total	$1,476,750	$603,868	$872,882

(1)	Taberna terminated the warehouse agreement with German American Capital Corporation subsequent to September 30, 2006.

The financing costs of these warehouse facilities are based on one-month LIBOR plus a spread of 50 basis points.

During the three months and nine months ended September 30, 2006 and for the period from April 28, 2005 through December 31, 2005, the changes in fair values of Taberna’s warehouse financing arrangements were $2.9 million, $11.8 million, and $10.2 million, respectively, and were recorded as a component of net investment income in the consolidated statements of income contained elsewhere in this Current Report on Form 8-K.

As of September 30, 2006 Taberna owned a majority of the preference shares, a majority of the common shares and debt securities rated “BBB” or “BB” issued by Taberna II, Taberna III, Taberna IV, Taberna V, Taberna VI and Taberna VII. Each of Taberna II, Taberna III, Taberna IV, Taberna V, Taberna VI and Taberna VII is a VIE, as defined by FIN 46R, of which Taberna is a primary beneficiary, and, as a result, it consolidates each of these CDO entities for financial reporting purposes. Taberna does not own any portion of the debt or equity securities issued by Taberna I, is not the primary beneficiary of this CDO entity, and, accordingly, Taberna does not consolidate the accounts of Taberna I for financial reporting purposes.

Inflation

Taberna believes that inflationary increases in operating expenses will generally be offset by future revenue increases from originating new securities and structuring and managing additional CDO transactions. Taberna believes that the risk that market interest rates may have on its floating rate debt instruments as a result of future increases caused by inflation is primarily offset by its financing strategy to match the terms of its investment assets with the terms of its liabilities and, to the extent necessary, through the use of hedging instruments.

Contractual Commitments

The table below summarizes Taberna’s contractual obligations as of September 30, 2006:

	Payment due by Period
	Total	Less Than 1 Year	1 - 3 Years	3 - 5 Years	More Than 5 Years
	(dollars in thousands)
Repurchase agreements	$304,432	$304,432	$—	$—	$—
Mortgage-backed securities issued, unpaid principal balance	3,867,213	—	—	—	3,867,213
Trust preferred obligations	518,968	—	—	—	518,968
CDO notes payable	4,174,218	—	—	—	4,174,218
Operating lease agreements	8,419	895	1,794	1,794	3,936

Total	$8,873,250	$305,327	$1,794	$1,794	$8,564,335

Investment Objective

Taberna’s investment objective is to make investments that produce attractive risk-adjusted returns and cash flow for distribution to its shareholders. Taberna pursues its investment objective primarily through its operating activities.

Investment Guidelines

During the period covered by the financial statements described herein, Taberna had no prescribed limitation on any particular investment type. Taberna’s investment policies and organizational documents did not restrict the amount of indebtedness Taberna may incur. Taberna pursued diverse investments that had the potential to generate favorable risk-adjusted returns, consistent with maintaining its qualification as a REIT for U.S. federal income tax purposes and its intention not to be required to register under the Investment Company Act. Taberna’s board of trustees had adopted general guidelines for its investments and borrowings to the effect that:

•	no investment shall be made which would cause it to fail to qualify as a REIT; and

•	no investment shall be made which would cause it to be regulated as an investment company.

The independent trustees reviewed transactions on a quarterly basis to ensure compliance with the investment guidelines. In such a review, the independent trustees relied primarily on information provided by Taberna’s executive officers. Any investment guidelines adopted by Taberna’s board of trustees could be changed by its board of trustees without the approval of its shareholders.

Securities or Interests in Persons Primarily Engaged in Real Estate Activities and Other Issuers

Subject to the percentage of ownership limitations and the asset and gross income tests necessary for REIT qualification, Taberna has invested and/or may invest in equity or debt securities of other REITs, other entities engaged in real estate activities or securities of other issuers. Taberna has invested and will continue to invest in various types of securities of or interests in persons primarily engaged in real estate activities, including REITs and real estate operating companies involved in various real estate sectors such as the office, industrial, retail, apartment, finance and mortgage sectors. Taberna’s investments in securities of these persons may include TruPS, preferred equity securities, RMBS, CMBS, fixed income securities issued by REITs or real estate CDOs.

Investments in Real Estate Mortgages

Taberna has invested and will continue to invest in mortgages and other types of real estate interests consistent with maintaining its qualification as a REIT. Investments in real estate mortgages run the risk that one or more borrowers may default under these mortgages and that the collateral securing them may not be sufficient to enable Taberna to recoup its full investment.

Investment in Real Estate or Interests in Real Estate

Taberna may make direct or indirect equity investments in real estate. It may also participate with third parties in property ownership through joint ventures or other forms of co-ownership. These investments may permit Taberna to own interests in larger assets without unduly restricting diversification and to add flexibility in structuring its portfolio.

Equity investments may be subject to existing mortgage financing and other indebtedness or other financing or indebtedness as may be incurred in connection with acquiring or refinancing these investments. Debt service on such financing or indebtedness will have a priority over any distributions with respect to Taberna common shares. Investments are also subject to Taberna’s policy not to be treated as an investment company under the Investment Company Act.

Description of Real Estate

Taberna leases the office space for its headquarters in Philadelphia under a separate five-year sub-lease agreement with Cohen & Company for shared office space and facilities which commenced on April 1, 2006. The lease is subject to annual increases in base rent and the future minimum cash payments due over the remaining term of the lease as of September 30, 2006 is approximately $307,000. The lease expires in March 2011.

Taberna signed a lease for 11,522 square feet of additional space in Philadelphia under a separate lease. The separate lease agreement began on December 1, 2006 and terminates on March 31, 2011. The minimum cash payments due under this lease are as follows by fiscal year: 2006—$39,846, 2007—$478,960, 2008—$488,542, 2009—$498,346, 2010—$508,274, and 2011—$129,392.

Taberna leases its office space in New York pursuant to a lease agreement that has a ten year term and was assigned to it from Cohen & Company Financial, LLC in November 2005. The minimum cash payments due under this lease are as follows by fiscal year: 2006—$413,000, 2007 through 2010—$825,000 per year and $4.6 million for the remaining term of the lease. Taberna was required to place a letter of credit totaling $1.1 million with the landlord as collateral for this lease agreement. Taberna’s New York lease expires in March 2016. On June 5, 2006, the landlord agreed to accept $27,038 per month for the 10th floor and $19,345 per month for the 23rd floor, each from May 1, 2006 through and including the surrender of such premises by Taberna, provided that Taberna vacates the 23rd floor by August 1, 2006 and surrenders the 10th floor by November 1, 2006. Taberna vacated the 23rd floor prior to August 1, 2006 and vacated the 10th floor prior to October 1, 2006. Taberna currently occupies the 11th floor pursuant to the terms discussed above.

If Taberna makes investments that are secured by real properties or if Taberna makes equity investments in real property, it will seek to ensure that the properties are covered by adequate insurance provided by reputable companies, with commercially reasonable deductibles, limits and policy specifications customarily carried for similar properties.